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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

A) ORIENTAL BANK AND TRUST - an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

      SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

      1. ORIENTAL INTERNATIONAL BANK INC. - an International Banking Entity organized and existing under the laws of the Commonwealth of Puerto Rico.

      2. ORIENTAL MORTGAGE CORPORATION - a mortgage bank organized and existing under the laws of the Commonwealth of Puerto Rico. This corporation is currently not in operation.

B) ORIENTAL FINANCIAL SERVICES CORP. - a registered securities broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C) ORIENTAL INSURANCE, INC. - a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D) CARIBBEAN PENSION CONSULTANTS, INC - a corporation organized and existing under the laws of the State of Florida that offers third party pension plan administration in the continental U.S., Puerto Rico and the Caribbean.